UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 7, 2010

Pinnacle Foods Finance LLC

(Exact name of registrant as specified in its charter)

Commission File Number: 333-148297

Delaware	20-8720036
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1 Old Bloomfield Avenue

Mt. Lakes, New Jersey 07046

(Address of principal executive offices, including zip code)

(973) 541-6620

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Appointment of New Executive Officer

On June 7, 2010, Pinnacle Foods Group LLC, a subsidiary of Pinnacle Foods Finance LLC (the “Company”) issued a press release (the “Press Release”) announcing that Mark L. Schiller has been appointed Executive Vice President and Division President - Duncan Hines Grocery Division. Mr. Schiller, age 48, most recently was employed with PepsiCo, Inc. and served as Senior Vice President, Frito Lay New Ventures (since 2009), President, Quaker Oats and Snacks North America (2007-2009), and Senior Vice President and General Manager, Frito Lay Convenience Foods Division (2002-2007).

A copy of the Press Release has been filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Terms of Employment

The terms of Mr. Schiller’s employment are:

•	An annual base salary of $425,000.

•

Eligibility to earn an annual bonus award at a target of 85% of the base salary, and up to a maximum of 187.5% of target, based upon the achievement of annual performance objectives approved by the Compensation Committee of the Board

•	A grant of 500 Profits Interests Units in the form of 125 Class B-1 Units and 375 Class B-2 Units, subject to the terms and conditions of the 2007 Unit Plan.

•	A Relocation Bonus of $200,000, up to a maximum of $300,000 depending upon certain circumstances. Also, relocation benefits in accordance with company policy.

•	Other employee benefits available to all salaried employees.

If Mr. Schiller’s employment is terminated by the Company for any reason other than “Cause” (as defined) or if Mr. Schiller resigns as a result of a “Constructive Termination” (as defined), Mr. Schiller will be guaranteed twelve months (12) salary and target bonus to be paid in accordance with our severance policy, a prorated bonus, at target, for the year during which termination occurs, and 12 months healthcare benefits.

If, within the first 18 months, Mr. Schiller voluntarily resigns or is terminated for Cause (as defined), Mr. Schiller agrees to repay the relocation bonus and benefits.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits. The following Exhibits are included as part of this Current Report on Form 8-K.

99.1 Press Release, dated June 7, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

Pinnacle Foods Finance LLC

By:	/s/ CRAIG STEENECK
Name:	Craig Steeneck
Title:	Executive Vice President and Chief Financial Officer

Date: June 7, 2010